Exhibit 23.3(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 24, 2015, relating to the financial statements of Spire Inc. and subsidiaries (formerly known as The Laclede Group, Inc.), and the effectiveness of Spire Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Spire Inc. for the year ended September 30, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
September 21, 2016